Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Contact:
Dan Schumacher	Tim Nelson
Director of Investor Relations, Proto Labs	Padilla for Proto Labs
763-479-7240	612-455-1789
daniel.schumacher@protolabs.com	Tim.Nelson@PadillaCo.com

Proto Labs Announces Analyst Day

MAPLE PLAIN, MINN.—November 21, 2017—Proto Labs, Inc. (NYSE: PRLB), a leading online and technology-enabled quick-turn manufacturer, today announced it will be hosting its analyst day on Tuesday, Dec. 12 in Maple Plain, Minn. Presentations will be given by Chief Executive Officer Vicki Holt and members of Proto Labs’ leadership team discussing the company’s business strategies and growth opportunities including the acquisition of Rapid Manufacturing. A live webcast of the event will be available on the Proto Labs investor relations site at protolabs.com beginning at 10 a.m. EST on Dec. 12. A replay of the webcast will be available shortly after the event.

About Proto Labs
Proto Labs is the world's fastest digital manufacturing source for rapid prototyping and on-demand production. The technology-enabled company produces custom parts and assemblies in as fast as 1 day with automated 3D printing, CNC machining, sheet metal fabrication, and injection molding processes. Its digital approach to manufacturing enables accelerated time to market, reduces development and production costs, and minimizes risk throughout the product life cycle. Visit protolabs.com for more information.

Proto Labs, Inc. 5540 Pioneer Creek Drive Maple Plain, MN 55359 T 877-479-3680